VERADACE PARTNERS L.P.

TiptreeInc. FORTEGRA

Alternatives to an Unfavorable and Conflicted Sale

Why We Intend to Vote **AGAINST** the Transaction

November 13, 2025

Disclaimer

The presentation is being provided by Veradace Partners L.P. ("Veradace") and does not constitute an offer, solicitation, or recommendation to sell or an offer to buy securities, investment products, or advisory services. This presentation is being provided for informational purposes only, and is not intended to provide and should not be relied on for investment, accounting, legal, or tax advice. The investment opinion presented in this presentation reflects the analysis and opinions of Veradace based on the information presented which is taken from public filings, company statements, and other data sources believed to be reliable. We have not independently verified such information and do not guarantee its accuracy. None of Veradace, its affiliates, their representatives or any person makes any express or implied representations or warranty as to the reliability, accuracy, or completeness of the information contained in this presentation, or in any written or oral communication transmitted or made available to the recipient. Information presented from third parties has been obtained from sources believed to be reliable, however, no representation or warranty is made, express or implied, as to the reliability, accuracy or completeness of such information. This is not a solicitation of authority to vote your proxy. Veradace is not asking for your proxy and will not accept proxy cards if sent. Veradace is not able to vote your proxy, nor does this communication contemplate such an event.

There is no guarantee that any measures proposed herein will be successful or will result in gains for Tiptree or its shareholders. This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include statements that relate to expected future market conditions, results, operations, strategies, or other future conditions or developments and any statements regarding objectives, opportunities, positioning or prospects. Forward-looking statements are generally identified by the words "expects", "anticipates", "believes", "in our view", "from our perspective", "intends", "estimates", "plans", "will be", "would" and similar expressions. Forward-looking statements are necessarily based upon speculation, expectations, estimates, and assumptions that are inherently unreliable and are subject to significant business, economics, and competitive uncertainties and contingencies. Forward-looking statements are not a promise or guarantee about future events. Such statements, estimates, projections, opinions and conclusions may prove to be substantially inaccurate and are inherently subject to significant risks and uncertainties beyond Veradace's control.

There are no assurance or guarantee with respect to the prices at which any securities of Tiptree will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of the analyses set forth herein are based on assumptions that Veradace believes to be reasonable as of the date of this presentation, but there can be no assurances or guarantee that actual results or performance of the company discussed herein will not differ, and such differences may be material. Key assumptions and criteria for target prices, estimates, and other projections are incorporated herein. Recipients should not base any investment decisions in reliance upon any statements contained herein, including any projections or estimates incorporated into this presentation. Except where otherwise indicated herein, this presentation is as of the date indicated on the cover page and is subject to change, and may have changed between the date as of which such information is presented and the date of this presentation. Veradace has no duty to update the information in this presentation to account for changes subsequent to any date as of which such information is given.

Veradace has a long investment position in the company discussed herein and, as such believes that it stands to benefit by actions undertaken by such company that are being advocated herein. Veradace's investment in Tiptree will increase in value if the trading price of Tiptree's common stock increases and will decline in value if the trading price of Tiptree's common stock decreases. Veradace may change its views about or its investment position in Tiptree at any time, for any reason or for no reason. Veradace may buy, sell, or otherwise change the form or substance of its Tiptree investment. Veradace disclaims any obligation to notify the public of any such changes except as required by applicable law. Veradace also undertakes no commitment to take or refrain from taking action with respect to Tiptree, Fortegra or any other company, except as required by applicable law.

Why We Are Opposing the Proposed Sale of Fortegra Group ("Fortegra")

Significantly Undervalues Fortegra

- The deal's implied value, **9.2x 2025 adjusted net income,** is an unjustifiably steep discount to 12.8x Specialty Insurance & Warranty peer median (see appendix), and 15.6x more appropriate peers that exclude reinsurance.
- Fairness opinion couldn't contort itself enough to justify the deal based on earnings, so it had to use **book value and pretend some acquired businesses** are worthless.
- Fortegra's shift toward capital-light, fee-based business lines means P/E is the right way to value Tiptree.
- Unaffected share price, approx. $18.39, reflect a ~35% discount to the **$28.75 consideration agreed by DB Insurance.**

Prioritizes Insiders Over Shareholders

- Transaction is structured to **extract value from public shareholders** – through outsized pay and related-party transactions **– to the benefit of insiders.**
- Leadership decisions have **eroded long-term value**, prioritizing personal benefit over returns.
- Deal effectively creates a blank-check vehicle from which management can **continue to draw large compensation** post-sale.
- Sales process was deeply flawed and appears to prioritize management control of the outcome over value maximization.
- Record of poor governance overseen by Executive Chair Michael Barnes has led to a "35% Barnes Discount" to value.

Many Preferable Alternatives

- If DB Insurance wants Tiptree shareholders to agree to sell Fortegra, the transaction must be restructured so that it will **deliver value directly to Tiptree shareholders.**
- An IPO remains a **superior, tax-efficient alternative**, enabling shareholders to capture Fortegra's projected 2.2x book value and 1.6x income growth through 2029.
- Veradace has proposed **constructive alternatives**, including at one point offering to backstop up to $75M of a $150M IPO, so that shareholders can unlock 50–100%+ more value than the current share price.

Veradace believes the Fortegra sale undervalues Tiptree, rewards management over shareholders, and ignores higher-value, tax-efficient alternatives. Shareholders deserve better.

Note: (1) $18.39 closing share price on November 7, 2025; (2) $28.75 per share calculated as $1,120mm estimated gross proceeds (subject to adjustment) from TIPT deal presentation divided by 39.0mm diluted shares, as disclosed in TIPT's 10-Q for 3Q '25; (3) 9.2x 2025 adjusted net income multiple is the quotient of $1.65 billion purchase price and $179M estimated adjusted net income for 2025 per TIPT filings.

About Tiptree (Nasdaq: TIPT)

TiptreeInc.

Tiptree is a diversified holding company that owns specialty insurance, financial services, and investment businesses.

- Operates through two primary segments: Insurance (Fortegra) and Mortgage/Asset Management.
- Headquartered in Greenwich, CT, with investments across North America and Europe

FORTEGRA

Fortegra is Tiptree's largest and most profitable subsidiary, representing the vast majority of consolidated earnings and value

- Leading specialty insurer and warranty provider serving over 4,000 partners globally
- Capital-light, fee-driven model supporting consistent double-digit ROE
- Provides the foundation of Tiptree's growth and cash-flow stability

Fortegra Represents ~94% of the Value at Tiptree



$56mm mortgage equity, selling for cash in Q1 '26
$19mm Corporate / Other Equity(1)
$1,120mm Fortegra gross proceeds (2)
Fortegra Consideration from DB Insurance
Mortgage (will receive cash from sale Q1 '26)
Corporate / Other Adj for Fortegra deferred taxes

(1) $69mm of Other Segment Equity + ($160)mm Corporate Equity + $109mm deferred tax liability at Fortegra, per TIPT filings; (2) TIPT estimate, subject to adjustment, per TIPT filings.

Fortegra at a Glance

Fortegra Highlights From DB Insurance Presentation

- **High Return**
  - 2024 Fortegra Group ROAE of 26.0%
- **Consistent Long-Term Combined Ratio**
  - Highlights a 10-year average combined ratio of 90.4%
- **Significant Growth Potential**
  - Highlights high growth of the US MGA market, as well as Fortegra's fast-growing European operations
  - **Less than two weeks following the Fortegra sale announcement, Fortegra announced it had secured a box in the underwriting room at Lloyd's, signaling the opportunity for strong growth in the European business**

Fortegra Adj Net Income Growth



$350
$300
$250
$200
$150
$100
$50
$0
37% historic CAGR
13% projected CAGR
2019
2020
2021
2022
2023
2024
2025e
2026e
2027e
2028e
2029e

Is DB Insurance getting a consistently profitable company, with high growth potential, at a discount to peers because the sellers are not aligned with shareholders?

Negative Market Reaction Confirms Misalignment (Share Price)

Since the transaction's announcement, Tiptree's share price has fallen ~23%, implying investors expect further value destruction and see the deal as dilutive to shareholder interests.



Deal Announced
-23%
$26
$24
$22
$20
$18
$16
$14
$12
Jan '23
Jul '23
Jan '24
Jul '24
Jan '25
Jul '25

Negative Market Reaction Confirms Misalignment (P/E Multiple)

TIPT valuation is at lowest multiple of Fortegra LTM Adj Net Income since Jan. 2023.



12.0x
11.0x
10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
Jan '23
Jul '23
Jan '24
Jul '24
Jan '25
Jul '25
Deal Announced
-2.5 turns

Note: Multiple represents TIPT share price / ((LTM Fortegra Adj Net Income as of most recent announced quarter × 69.1% TIPT Fully Diluted Fortegra Ownership)/FD Shares Outstanding), per TIPT filings

Deal Process Timeline

- **March 15, 2021** — Fortegra announces an IPO, LTM P/E 23.0x
- **April 20, 2021** — Fortegra withdraws IPO
- **Jan. 29, 2024** — Fortegra announces an IPO, LTM P/E 11.5x
- **Feb. 7, 2024** — Fortegra withdraws IPO again
- **2024** — Fortegra receives investment/SPAC inquiries
- **June 26, 2024** — TIPT and Goldman Sachs discuss IPO
- **Aug. 21, 2024** — Company A offers $1.125B; rejected by TIPT
- **Nov. 15, 2024** — Company C offers $1.7B; subsequently withdrawn
- **Dec. 17, 2024** — DB Insurance offers $1.9 to $2.0B for Fortegra
- **Dec. 2024 – Jan. 2025** — TIPT reaches out to 15 potential "strategic" counterparties
- **Jan. 7, 2025** — 4 additional parties express interest, Board is informed, nothing happens
- **April 30, 2025** — DB Insurance reduces offer to $1.5B
- **May 23, 2025** — TIPT meets new bank about an IPO, meets again June 10 "given increased activity in the IPO markets", then nothing happens
- **May 30, 2025** — TIPT leadership begins exploring any and all options to repurchase Warburg Pincus' interest in Fortegra
- **June 9, 2025** — TIPT meets with PE firm about possible acquisition of Tiptree or Fortegra, meet again June 27, nothing happens
- **July 2025** — TIPT accepts $1.65B valuation
- **Sept. 26, 2025** — Fortegra-DB Insurance merger announced

Did DB Insurance win the Board's approval because it presented leadership with the greatest control over the outcome?

The Proposed Transaction Is the Result of a Deeply Flawed and Conflicted Process

Charter Lowers Voting Threshold	• Tiptree Charter deviates from default Maryland law designed to protect minority shareholders • Maryland default requires two-third vote for extraordinary events such as mergers. Tiptree Charter lowers the threshold to a simple majority when affiliates own more than 40% of shares • No requirement for support from a majority of the unaffiliated shareholders • **How can Board members suggest they are fulfilling their fiduciary duty in a deal structured to potentially force a majority of unaffiliated shareholders to accept a deal they oppose?**
Non-Solicitation Agreement on a Below Market Deal?	• Below market: Fortegra is being purchased for 9.2x 2025 earnings, well below any Specialty P&C (non reinsurance) or Warranty peer • No auction: This transaction was taken to a narrow set of strategic buyers, only 6 NDAs signed and 2 proposals submitted – it appears limited or no financial sponsors were solicited • **Below market, narrowly shopped, yet Tiptree management signed a Non-Solicitation Agreement that obstructs diligence for potential competing bids – how did the Board conclude that was aligned with shareholder interests?**
Bankers Hired to Pursue a Sale of Fortegra, Not Tiptree	• On Oct. 29, 2024, the Tiptree Board discussed strategic alternatives including an IPO of Fortegra, spinoff of Fortegra, SPAC merger, sale of Fortegra, and sale of Tiptree • On Nov. 18, 2024, Tiptree management, Board members, Warburg Pincus, and Fortegra board discuss engagement of financial advisors for a sale of Fortegra • **Tiptree Board, ignoring management's and Warburg Pincus' conflict of interest with TIPT shareholders, abandoned the idea of exploring a sale of Tiptree.**
Incomplete Process: Private Equity Buyers Not Pursued	• Many of the largest private equity firms, who are potential acquirers of a business like Fortegra, have confirmed they were not contacted • Multiple private equity firms indicate that while they would be interested in exploring a purchase of Tiptree or Fortegra, they are blocked by the non-solicitation agreement • Many regulatory approvals needed (CFIUS, South Korea, state insurance departments) means that there is time to look for a better outcome – it will be months before a DB Insurance deal could close

The Proposed Transaction Significantly Undervalues Fortegra

1. **Quality of Earnings Warrants a Premium.** Fortegra combines capital-light Consumer/Warranty and Specialty P&C businesses, producing less volatile earnings, strong combined ratios and mid-20s ROE – characteristics that typically justify above-median peer valuations.

2. **High-Growth Compounding Asset.** Since 2019, Fortegra's adjusted net income has grown from $32.9mm to $177.7mm – a 5.4x increase in under six years – demonstrating a growth profile that merits a premium, not a discount.

3. **Sale Multiple Well Below Peers.** The deal values Fortegra at only ~9.2x 2025E adjusted net income, versus ~12.5-12.8x net-income multiples identified in the fairness opinion for comparable specialty insurance and warranty peers.

4. **Book Value Does Not Tell the Whole Story.** The fairness opinion leans on book-value metrics, even though Fortegra has acquired capital-light warranty businesses and amortized those acquisitions. As a result of the amortization, book value is understated by an estimated $156mm+. Fortegra should be valued based on earnings, not book value.

5. **Long-Term Projections Support a Higher Value.** Proxy forecasts show Fortegra expected book value to grow 2.2x and adjusted net income to grow 1.6x from 2025 to 2029, indicating substantial future earnings power that is not reflected in the current sale price.

Note: Based on data from TIPT filings (including TIPT reported non-GAAP measures).

Fortegra Is Tiptree's Crown Jewel

Average Adjusted ROAE[1] and GWPPE CAGR Since 2019[2]



GPW CAGR
Average Adjusted ROAE
KNSL
ACGL
RLI
AFG
RNR
FFH
EG
MKL
WRB
SKWD
CB
SIGI
TRV
THG
AXS
CNA
Median: 11.6 %
Median: 11.4 %
Fortegra
E&S / Specialty
Commercial
Bermuda

Average Combined Ratio and Vol of Combined Ratio Since 2019



Combined Ratio Standard Deviation
Average Combined Ratio
ARGO
HIG
FFH
SIGI
TRV
CNA
WRB
MKL
RLI
GBLI
CB
Median: 4.3
EG
CINF
AFG
KNSL
THG
AIG
FIHL
ACGL
AXS
UFCS
SKWD
RNR
JRVR
Median: 95.8
Fortegra
E&S / Specialty
Commercial
Bermuda

Fortegra maintains a rare blend of consistent combined ratio, low combined ratio, high revenue growth and high return on equity, that together contribute to its outperformance against peers and demonstrate its superior quality.

Note: From Fortegra 2024 IPO Roadshow presentation

Despite Fortegra's Superior Quality, Transaction Is Below the Low End of Peer Valuation

Fortegra's above-average growth and less volatile, more consistent combined ratio warrant a premium valuation relative to comparable companies.

- Tiptree currently trades at 5.8x Tiptree's 69.1% share of Fortegra's LTM adjusted net income and 5.0x the estimate of 2026 adjusted net income disclosed in the Merger Proxy, even without taking into account the nearly ~$2 of value per share from non-Fortegra assets.
- This is a substantial discount to comparable companies.
- Because the fairness opinion's group of comparable companies included reinsurance businesses, which historically trade at lower multiples, this potential upside is more likely to be too conservative than too aggressive.

Company	Ticker	Mcap	Current P/B	ROE	P/E 2024	P/E 2025	P/E 2026
Specialty							
WR Berkley	WRB	29,340	3.0x	*24.3%*	18.5x	17.8x	16.5x
Markel	MKL	26,406	1.5x	*12.8%*	22.9x	20.2x	19.0x
American Financial	AFG	11,885	2.5x	*18.2%*	13.2x	14.4x	12.4x
Kinsale Capital	KNSL	9,280	5.0x	*25.4%*	24.7x	20.8x	19.3x
RLI Corp	RLI	5,770	3.0x	*20.8%*	21.7x	18.5x	20.2x
Palomar Holdings	PLMR	3,480	4.0x	*23.9%*	26.0x	17.2x	15.4x
Skyward Specialty	SKWD	1,985	2.1x	*19.3%*	16.2x	13.1x	11.0x
Bowhead Specialty Holding	BOW	892	2.0x	*15.1%*	18.6x	16.1x	13.2x
Ategrity Specialty	ASIC	888	1.5x	*15.9%*	18.4x	12.7x	9.8x
Pure Play Warranty							
Assurant	AIZ	11,413	2.0x	*19.2%*	13.6x	11.2x	10.8x
Front Door	FTDR	3,675	*NM*	*NM*	15.3x	13.2x	12.9x
Average			**2.7x**	***19.5%***	**19.0x**	**15.9x**	**14.6x**
Median			**2.3x**	***19.3%***	**18.5x**	**16.1x**	**13.2x**
Fortegra Deal		**1,650**	**2.1x**	***26.3%***	**10.5x**	**9.2x**	**8.0x**
Implied Tiptree Value Today of Fotegra's Earnings		**1,038**		***26.3%***	**6.6x**	**5.8x**	**5.1x**

Note: Peer earnings estimates aggregated by FactSet on November 12, 2025
Fortegra Group earnings estimates from Definitive Merger Proxy
Tiptree implied valuation is stock price November 7, 2025 pre Veradace press release divided by (Fortegra earnings estimate x 69.1% ownership/39.0mm diluted shares outstanding)
See Appendix for comparable company details

Can You Spot the Outlier?

ROE vs '25 P/E

Scatterplot marks the relative positions of peers from the fairness opinion's Specialty Insurance & Warranty peer set, ex-reinsurers



25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
10.0%
15.0%
20.0%
25.0%
30.0%
DB/Fortegra transaction 9.2x
TIPT value of Fortegra earnings

Current share price for this transaction undervalues the Company relative to its ROE and does not properly reward shareholders.

The Transaction's Discount to Peer Value Is Egregious

The fairness opinion's comparable company set includes reinsurance firms that are not valid peers. However, even if the peer set were valid, the fairness opinion calculates median comparable company Non-GAAP P/E '26E net income at 12.5x, equaling a share price that is more than 100% higher than recent Tiptree values.

2025 P/E Multiples



+178%
+121%
16.1x
12.8x
5.8x
Current TIPT Value
Fairness Opinion Median
Median of Peers, ex-reinsurers

The fairness opinion calculated the mean of the peer set even higher, at 12.8x.

Note: Peer set includes: WRB, MKL, AFG, KNSL, RLI, PLMR, SKWD, BOW, ASIC, AIZ, FTDR
Peer earnings estimates aggregated by FactSet
Tiptree implied valuation is stock price divided by (Fortegra earnings estimate × 69.1% ownership/39.0mm diluted shares outstanding)

Flawed Fairness Opinion Stems from Board's Lack of Oversight

Weak fairness opinion is weaker than other weak fairness opinions.

- Fairness opinion's P/E-based analyses imply equity values **above** the $1.65B price.
  - No rationale provided for advisor's determination to de-weight earnings and lean on book-value metrics instead.
  - Veradace is unable to reconcile Board's acceptance of this fairness opinion with its obligations as a fiduciary.

Metric	Implied Value (dollars in millions)
Q2'25A P/BV	$1,389 - $1,572
Q2'25A P/TBV	$ 963 - $1,926
Non-GAAP P/E '26E	$2,151 - $2,560

Metric	Implied Value (dollars in millions)
Q2'25A P/BV	$ 877 - $1,608
Q2'25A P/TBV	$ 514 - $ 942
Non-GAAP P/E '26E	$1,843 - $2,253

- Proxy forecasts show Fortegra expected to grow adjusted net income by 160% from 2025 to 2029 – substantial future earnings power that is not reflected in the transaction price.

Note: Veradace reviewed fairness opinions in prior contested insurance-industry acquisitions, such as FBL Financial Group, Inc.'s buyout by Farm Bureau and AmTrust Financial Services, Inc. acquisition by Stone Point

Flawed Fairness Opinion Stems from Board's Lack of Oversight

- Fortegra has acquired capital-light warranty businesses and amortized those acquisitions, reducing the utility of book value as an indicator of the deal's fairness to shareholders.
  - As a result of the amortization, book value is understated by an estimated $156mm.
  - By relying on book value, the fairness opinion pretends acquired warranty businesses are worthless.

Fortegra Book Value Adjustments

Fortegra Book Value Q2 '25	730.9
(+) Estimate Cumulative Intangible Amortization Exp	144.5
(+) Losses on Available for Sale securities in AOCI	11.6
Adj Book Value to accont for Warranty	**887.0**
Premium to stated book value	*21%*

Proxy Acknowledges Book Value Premium for Warranty Businesses, but not Fortegra sale

Metric	Second Quarter 2025 Actual ("Q2'25A") P/BV	Q2'25A P/TBV	Non-GAAP P/E '26E
Warranty	1.92x	4.52x	10.7x

The results of this selected specialty comparable company analysis are summarized below:

- Fairness opinion failed to include or consider factors commonly seen in insurance transaction fairness opinions, such as:
  - Premia offered to shareholders in precedent transactions.
  - Return on average equity (projections provided by Fortegra but not cited to form the opinion).
  - Book value as a regression input to forecast ROE and compare the deal price to ROE-based multiple.

Note: Veradace reviewed fairness opinions in prior contested insurance-industry acquisitions, such as FBL Financial Group, Inc.'s buyout by Farm Bureau and AmTrust Financial Services, Inc. acquisition by Stone Point

Fairness Opinion Cannot Call This a Fair Price Based on Earnings

Metric	Implied Value (dollars in millions)
Q2'25A P/BV	$1,389 - $1,572
Q2'25A P/TBV	$ 963 - $1,926
Non-GAAP P/E '26E	$2,151 - $2,560

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TABLE OF CONTENTS

Barclays noted that on the basis of the selected comparable company analysis, the aggregate consideration of $1,650,000,000 was above the range of implied values calculated using Fortegra's Q2 2025 book value, within the range of implied values calculated using Fortegra's Q2 2025 tangible book value and below Fortegra's range of implied values calculated using Fortegra's Non-GAAP P/E '26E.

Metric	Implied Value (dollars in millions)
Q2'25A P/BV	$ 877 - $1,608
Q2'25A P/TBV	$ 514 - $ 942
Non-GAAP P/E '26E	$1,843 - $2,253

Barclays noted that on the basis of the selected precedent transaction analysis, the aggregate consideration of $1,650,000,000 was above the range of implied values calculated using Fortegra's Q2 2025 book value, above the range of implied values calculated using Fortegra's Q2 2025 tangible book value and below Fortegra's range of implied values calculated using Fortegra's Non-GAAP P/E '26E.

Barclays cannot justify how low the $1.65B purchase price is based on net income, even with cherry-picked reinsurance comps.

Note: Source – Company filings

Tiptree Board Appears to Be Misleading Shareholders on Price

Tiptree is attempting to make the transaction seem more favorable than it is by **withholding financials**:

Tiptree Earnings Release Non-GAAP Presentation of Fortegra Financials

2015				2016				2017				2018				2019			
Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
NA	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑

2020				2021				2022				2023				2024			
Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑	☑

2025	
Q1	☑
Q2	☑
Merger Presentation	☒
Q3	☒

TIPT has ALWAYS reported adjustments to GAAP financials and switched as soon as acquisition was announced[1]

- As recently as Q2 '25 in Aug '25 TIPT presented Adjusted Net Income to highlight the earnings power of Fortegra
- Veradace agrees that amortization of intangibles and other extraordinary expenses do not reflect economic and recurring earnings power – TIPT adjustments are a better indicator of recurring earnings power

TIPT leading investors to believe the transaction was done at 10.7x LTM net income (Merger Presentation and Q3 '25 Presentation)

- This transaction is 9.3x LTM adjusted net income as of Q3 '25 and 9.8x LTM adjusted net income as of Q2 '25

Opaque disclosure by the Board raises concerns about the deal's true impact on shareholder value.

Note: Since Q2 2015, the oldest investor presentations available on Tiptree investors relations website
Adjusted net income based on the last 12 months

Proposed Transaction Rewards Tiptree Management Despite Underperformance

1. **Structure Benefits Management, Not Shareholders.** The deal is structured as an asset sale, not a sale of Tiptree as a consolidated entity, a design that is tax-inefficient for shareholders but preserves control and liquidity for management.

2. **No Committed Return of Capital.** Despite the anticipated receipt of ~$1.12 billion in gross proceeds from the transaction, (≈ $28.75 per Tiptree share), management has not committed to distribute any of these funds to shareholders through dividends, buybacks, or special distributions.

3. **"Blank-Check" Outcome for Management.** The sale leaves Tiptree with nearly $1 billion in unallocated cash, enabling management to redeploy capital at their discretion (while continuing to draw excessive compensation). This outcome could lead to additional regulations under the Investment Company Act of 1940 that are not disclosed to shareholders.

4. **Misaligned Incentives and Value Extraction.** From 2019–2024, 4–7% of Tiptree's market capitalization per year was transferred to executives through compensation, corporate overhead, and related-party fees, underscoring management's track record of self-enrichment over shareholder alignment.

5. **Track Record of Poor Capital Allocation.** Management's history includes declining value of non-insurance assets (from $247mm to $92mm since 2021) and lackluster investment outcomes, reinforcing doubts about their ability to prudently reinvest proceeds.

Gross proceeds based on Tiptree estimates, and subject to adjustment. Please refer to footnote on slide 3 for the calculation of $28.75 per Tiptree share implied by the transaction.

Structure Benefits Management, Not Shareholders

- By structuring the deal as an asset sale rather than a sale of consolidated Tiptree, management has chosen the most tax-inefficient path possible
- With the sale of Fortegra and the announced sale of the mortgage business in Q1 2026, management is receiving more than $30 of cash value for these assets – and shareholders will receive none of it
- Tiptree has disclosed that it **does not expect to distribute any proceeds** of the Fortegra transaction to Tiptree shareholders, which essentially gives Tiptree management a **blank check of nearly $1 billion of shareholder funds**
- This management team has a track record of extracting over 5% of Company value for themselves each year, and this deal continues that pattern at shareholders' expense
- The market knows this, as reflected by the **23% decline in share price following the proposed transaction announcement**
- In aggregate, the difference between Tiptree's current market cap and the proceeds to Tiptree from the Proposed Transaction exceed $400 million

The more than $10 per share gap between the current share price and the Proposed Transaction's value, reveal that the market expects Tiptree's leadership to destroy value, literally valuing the Company at less than its cash.

Multiple Parties Stand to Benefit at Shareholders' Expense

Tiptree Board	• Long history of extracting value from non-controlling shareholders • All three Tiptree Signing Stockholders, representing 37% of vote, to continue receiving income from TIPT or related entities • Pending Warburg Pincus control rights incentivize Tiptree management to pursue a transaction, to avoid the loss of control • Tiptree Board deviated from Maryland law norms that requires a 2/3 voting threshold to protect minority shareholders, changed Charter to require a majority voting threshold
DB Insurance	• Incentivized to get a low price from a motivated seller trying to retain control of the sale process (preempt WP control) • Encouraged to pursue a purchase of Fortegra and not Tiptree due to simplicity while maintaining value extraction mechanism for insiders • Tiptree's 63% of shareholders that did not sign voting agreement own the largest economic interest in Fortegra, DB Insurance did not negotiate in good faith with consideration for those holders
Warburg Pincus	• The overall private equity industry under significant pressure to return capital • Should Warburg Pincus return capital to investors earlier, they will look better relative to peers • Has made a 100%+ unleveraged return in ~3 years, a home run in private equity • On May 6, 2025, Tiptree proposed Warburg Pincus merging their Fortegra interest into Tiptree, Warburg declined to pursue a cash deal
Goldman Sachs	• Less than 18 months after abandoning an IPO, Goldman Sachs is negotiating on behalf of a buyer incentivized to get the lowest price possible, entirely misaligned with Tiptree shareholders • Goldman Sachs stands to make significantly more as the advisor on a $1.65B M&A transaction than it does as one of 10 underwriters on a $300M IPO • 2024 IPO presentations failed to bridge the gap on book value, a significant investor pushback at the IPO – Fortegra has more than $156M of capital-light assets not reflected in book value

Note: See Ropes & Gray "US Private Equity Market Recap – January 2025."

Tiptree Leadership Prioritizes PE Partner Interests Over Shareholder Value

- **The Board Bends to Warburg Pincus' Influence:**
  - Warburg Pincus pushed to explore a sale at the end of 2024 following inbound interest.
  - **The timing and decision to sell now are driven by Warburg whose control rights may trigger in ~18 months, suggesting the current process is due to PE pressure on management.**
  - **Shareholders should ask:** *Why is Tiptree leadership advancing a sale driven by Warburg's expiring control rights rather than pursuing long-term shareholder value creation?*

- **The Board Failed to Maximize Value and Explore Their Options Comprehensively:**
  - Tiptree ran a process in February of 2025, and two bidders emerged at between $1.65bn – $1.9bn.
  - Management accepted a lower price, opting for speed (and retention of control) and appeasing Warburg rather than maximizing shareholder value.
  - **Shareholders should ask:** *Why did the Board choose to accept a lower offer, and did leadership exhaust all possible options for creating shareholder value?*

- **The Board Is Unconcerned for Long-Term Shareholder Value:**
  - Tiptree Board accepted a deal that values Fortegra at an egregious discount to peers and historical values.
  - Tiptree leadership intends to continue paying management excessive compensation, just to run a blank check.
  - **Shareholders should ask:** *How can shareholders trust leadership's long-term alignment when the Board disregards shareholder interests?*

Tiptree Management Has Extracted Massive Value at the Expense of Shareholders

- TIPT holding company employees have been paid compensation averaging 7.2% of Tiptree market cap at the beginning of the year
- Named executives have collected the majority of that, accounting for 4.4% of market cap per year
- In addition to direct compensation from TIPT, Executive Chair Michael Barnes receives compensation from his role as a Principal of Corvid Peak Asset Holdings, which charges Fortegra an above average fee to manage its investment portfolio
- Payments to Tiptree Advisors, also controlled by Michael Barnes, have averaged an additional 1.1% of market cap per year since the initial investment made in Q1 '20

	2019	2020	2021	2022	2023	2024	2025 YTD	Average
Tiptree Jan 1 Market Cap	194	280	161	483	519	689	759	
Employee comp	6.5	7.7	7.4	7.9	8.9	8.2	14.2	
Employee incentive	9.3	7.5	20.7	19.2	21.2	20.4	14.2	
Total Corporate (non Insurance) Comp	**15.9**	**15.2**	**28.1**	**27.2**	**30.1**	**28.6**	**28.5**	
% of beginning year market cap	*8.2%*	*5.4%*	*17.5%*	*5.6%*	*5.8%*	*4.2%*	*3.8%*	7.2%
Michael Barnes (Chairman)	2.4	0.9	6.2	4.3	5.4	6.3		
Jonathan Ilany (CEO)	3.7	1.2	6.5	4.4	5.5	10.4		
Others named Execs	1.9	2.0	5.1	6.4	5.6	8.3		
Tiptree Named Executives	**8.1**	**4.1**	**17.8**	**15.1**	**16.6**	**25.0**		
% of beginning year market cap	*4.1%*	*1.5%*	*11.0%*	*3.1%*	*3.2%*	*3.6%*		4.4%
Fees paid to Corvid Peak	**1.0**	**2.8**	**2.0**	**3.8**	**5.2**	**6.7**	**12.1**	
% of beginning year market cap	*0.5%*	*1.0%*	*1.2%*	*0.8%*	*1.0%*	*1.0%*	*1.6%*	1.1%

Compensation information from TIPT annual proxy statements.

Shareholders' Concerns Are Justified

By Q2 '25, Tiptree leadership had destroyed 63% of the book value they had in 2021 – in a rising market – and then they changed how they report holding company debt.

10/12/21 Presentation

	Pro-forma SOTP Value	Value per TIPT share
FORTEGRA	$549 million[1] (Transaction valuation)	$16.20
+ TiptreeCapital	$187 million (Book value ex. NCI)	$5.52
+ Holding Company	$62 million[2] (Book value)	$1.83
	$798 million	$23.55

$249mm of book value outside Insurance in '21

Q2 '25 Presentation

TiptreeCapital *100% ownership*	Book Value: $167m[4]
Holding Company Debt	$(74.6)m
Total Diluted Shares	38.9m[5]

To $92mm in Q2 '25 and even more degradation in Q3 '25 which TIPT has stopped highlighting in their presentation

How long would they need to burn through $1 billion?

Source: TIPT filings

Shareholders' Concerns Are Justified (cont.)

Every time the "piggy bank" gets low, the Board approves another bad deal.

- Warburg deal closes Q2 '22
- Warburg deal announced value 13.9x TTM Adj Net Income, deal closed in Q2 '22 at 11.1x TTM Adj Net Income
- Warburg deal closed at a 52% discount to midpoint of the LTM Adj Net Income valuation range on the '21 IPO
- Warburg deal BIGGER than IPO and included structured preferred and warrants


Non-Insurance / Non-Mortgage Adj Equity
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Q1 '21
Q2 '21
Q3 '21
Q4 '21
Q1 '22
Q2 '22
Q3 '22
Q4 '22
Q1 '23
Q2 '23
Q3 '23
Q4 '23
Q1 '24
Q2 '24
Q3 '24
Q4 '24
Q1 '25
Q2 '25
Q3 '25

- Among reasons for TIPT's justification of the Warburg deal: "provides capital to accelerate growth"
- **It appears to us that almost none of the proceeds went to Fortegra growth, nearly all were used to refill the piggy bank and Warburg deal fees**
- **In Q2 '22 following Warburg's $200mm investment Fortegra book value grew $31mm qoq while posting $19mm adj net income**

Note: In H1 '24 Tiptree invested $30mm of Non-Insurance capital into Fortegra leading to a $30mm increase in Insurance Capital and a $30mm decrease in Non-Insurance Capital
Tiptree paid dividends of $6.4mm from Q2-Q4 '22, $13.7mm in '23, $24.8mm in '24, $11.6mm in the first three quarters of '25. Data from TIPT filings.

As Equity Investors, Tiptree Leadership Has Badly Underperformed

Even after excluding Invesque, which was a $100mm+ loss, Tiptree Leadership has massively underperformed.

Tiptree Capital Equity Securities

	Cost	Fair Value	Unrealized Gain / (Loss)	Realized Gain / (Loss)
Q1 '23	131.5	32.5	(99.0)	-
Q2 '23	136.5	38.8	(97.6)	-
Q3 '23	141.4	37.2	(104.3)	-
Q4 '23	141.4	41.2	(100.2)	-
Q1 '24	10.0	13.3	3.4	9.5
Q2 '24	5.0	5.3	0.3	(108.0)
Q3 '24	5.0	4.3	(0.6)	-
Q4 '24	5.0	4.2	(0.8)	0.0
Q1 '25	7.5	6.9	(0.5)	-
Q2 '25	7.5	5.4	(2.0)	0.1
Q3 '25	7.5	5.1	(2.4)	-

Tiptree Capital Equity Securities excluding Invesque

	Cost	Fair Value	Unrealized Gain / (Loss)	Realized Gain / (Loss)
Q1 '23	20.0	21.1	1.1	-
Q2 '23	25.0	27.6	2.6	-
Q3 '23	29.9	31.5	1.6	-
Q4 '23	29.9	37.8	7.8	-
Q1 '24	10.0	13.3	3.4	9.5
Q2 '24	5.0	5.3	0.3	3.0
Q3 '24	5.0	4.3	(0.6)	-
Q4 '24	5.0	4.2	(0.8)	0.0
Q1 '25	7.5	6.9	(0.5)	-
Q2 '25	7.5	5.4	(2.0)	0.1
Q3 '25	7.5	5.1	(2.4)	-

Equity Investment Returns

	TIPT aprox Calculation	S&P 500	Russell 2000
Q1 '23	5.4%	7.5%	2.7%
Q2 '23	5.9%	8.7%	5.2%
Q3 '23	-3.1%	-3.3%	-5.1%
Q4 '23	19.7%	11.7%	14.0%
Q1 '24	28.5%	10.6%	5.2%
Q2 '24	-1.3%	4.3%	-3.3%
Q3 '24	-18.2%	5.9%	9.3%
Q4 '24	-4.1%	2.4%	0.3%
Q1 '25	4.3%	-4.3%	-9.5%
Q2 '25	-21.0%	10.9%	8.5%
Q3 '25	-6.5%	8.1%	12.4%
Cumulative	**-0.8%**	**81.3%**	**44.0%**
CAGR	**-0.3%**	**24.2%**	**14.2%**

Tiptree's equity performance remains materially below market indices, highlighting persistent underperformance across periods.

Note: Cost, fair value, gain / (loss) figures taken from 10Q and 10K filings
(1) Returns calculated as (realized gain / (loss) + change in unrealized gain / (loss)) divided by (previous period fair value + additions / (subtractions) to cost basis)

Shareholder Vote Results Confirm Concerns About Tiptree Governance

Tiptree's Board faces waning shareholder backing amid concerns about governance, value creation, and capital allocation.



Paul Friedman

37%
VOTES WITTHELD



Randy Maultsby

15%
VOTES WITHHELD



Bradley Smith

45%
VOTES WITHHELD

Michael Barnes

7%
VOTES WITHHELD



Dominique Mielle

42%
VOTES WITHHELD

Jonathan Ilany

8%
VOTES WITHHELD



Lesley Goldwasser

50%
VOTES WITHHELD

Directors Jonathan Ilany and Lesley Goldwasser have received declining support year-over-year, a clear sign of eroding investor confidence and poor management.

Note: Figures reflect percent of unaffiliated shares voting to withhold support at the relevant Directors' most recent election

Destroying $100M+ in value with Invesque investment that went to 0

❌

Betting Fortegra float on low rates with mortgage securities in '22: 55mm of losses in by YE 2022

❌

Poor performance of mortgage, selling at a discount to book value

❌

There Are Several Superior Alternatives to Maximize Value for Tiptree Shareholders

Full Acquisition of Tiptree by DB Insurance

- If DB Insurance wants TIPT shareholders to agree to sell Fortegra, the Company's crown jewel, the transaction must be restructured so that it will deliver value directly to Tiptree shareholders.
- A whole-company transaction would deliver the same $28.75/share consideration tax-efficiently, while eliminating unnecessary layers of value leakage.
- Tiptree's non-Fortegra assets are largely cash, securities, and a small mortgage business being sold by early 2026, simplifying the structure for a clean sale.

Fortegra IPO

- An IPO remains the best path to maximize Fortegra's long-term value and address Warburg's liquidity needs.
- Veradace had previously committed to investing $75M (50% of the required $150M) to backstop a Fortegra IPO.
- Leading banks viewed the IPO as highly feasible, including a $300M proposal from adversely motivated Goldman, and a strong precedent from Tiptree's 2024 IPO attempt.
- This structure would unlock significant upside in a tax-efficient manner while preserving control and alignment.

Proper Sale Process for Tiptree

- The Board should have run a dedicated, competitive sale process for Tiptree to ensure all options, including financial sponsors, were explored.
- A full-company process could have captured control premiums and prevented value extraction by insiders through related-party transactions.
- A transparent process would have safeguarded shareholder value and aligned with market best practices.

Shareholders deserve a fair, transparent process – not a conflicted sale of Fortegra at a discount. We urge the Board to immediately restructure the transaction and shareholders to oppose it until superior, value-maximizing alternatives are pursued.

Note: $150 million IPO is the minimum size to qualify as a "Qualified Public Offering" under the Fortegra stockholders agreement with Warburg Pincus, which is publicly filed by TIPT.

VERADACE PARTNERS L.P.

TiptreeInc. FORTEGRA

Shareholders Are Concerned About Tiptree Governance

Tiptree management faces waning shareholder backing amid concerns of governance, value creation, and capital allocation.

Non-Affiliated Votes:	Votes For	Votes Against	Votes Against (%)
Paul M. Friedman	10,831,255	6,467,009	37%
Randy Maultsby	14,620,561	2,677,703	15%
Bradley E. Smith	9,529,577	7,768,687	45%
Michael G. Barnes	14,896,224	1,094,627	7%
Dominique Mielle	9,351,689	6,639,162	42%
Jonathan Ilany	13,035,906	1,063,542	8%
Lesley Goldwasser	7,102,785	6,996,663	50%

Note: Non-affiliated Votes For represent total votes cast "for," reduced by the number of shares controlled by Directors and Executive Officers as a group.

About Peers

Veradace disagrees with the Company's selected Specialty Insurance & Warranty peer set (includes lower-value reinsurance companies as peers), but even the Company's selected peer set fails to justify the deal.

Tiptree Financial Advisor's Selected Peers

Company	**Non-GAAP P/E '26E**
American Financial Group, Inc.	12.4x
Arch Capital Group Ltd.	9.9x
Aspen Insurance Holdings Limited	7.4x
AXIS Capital Holdings Limited	7.8x
Bowhead Specialty Holdings Inc.	13.1x
Markel Group Inc.	16.1x
Palomar Holdings, Inc.	15.6x
SiriusPoint Ltd.	8.0x
Skyward Specialty Insurance Group, Inc.	11.1x
Kinsale Capital Group, Inc.	19.0x
RLI Corp.	20.2x
W. R. Berkley Corporation	16.5x
Median	**12.8x**
Median ex reinsurers	**15.6x**
Fortegra Proposed Transaction	**8.1x**

Source: Bloomberg, 11/12/2025; Fortegra transaction multiple calculated as $1.65 billion transaction relative to $205 million 2026 estimated Adjusted Net Income

Non-Insurance Equity Has Meaningfully Decreased Since Warburg Investment

	Q2 '22	Q3 '22	Q4 '22	Q1 '23	Q2 '23	Q3 '23	Q4 '23	Q1 '24	Q2 '24	Q3 '24	Q4 '24	Q1 '25	Q2 '25	Q3 '25
Mortgage	57.6	56.7	54.7	52.8	53.8	54.1	52.3	52.9	53.3	53.2	55.9	55.8	56.0	55.9
Other	102.5	66.4	74.8	153.6	147.7	131.8	125.8	70.0	63.2	56.7	35.9	89.4	81.2	68.9
Tiptree Capital	160.0	123.1	129.6	206.4	201.5	185.9	178.1	122.9	116.5	109.9	91.8	145.2	137.1	124.8
Corporate	40.1	82.3	65.3	(30.0)	(34.0)	(34.4)	(54.2)	(37.9)	(47.6)	(60.1)	(60.5)	(129.7)	(144.7)	(159.6)
GAAP Equity	200.1	205.4	194.9	176.4	167.6	151.5	124.0	84.9	68.9	49.8	31.3	15.5	(7.6)	(34.8)
Fortegra Def Tax Adjustment	-	-	-	44.1	46.3	48.6	61.7	65.6	71.6	81.5	84.7	91.8	102.0	109.2
Adj TIPT Non-Insurnace Equity	200.1	205.4	194.9	220.5	213.9	200.1	185.7	150.5	140.5	131.3	116.0	107.3	94.4	74.4
Shares outstanding	35.2	36.3	36.3	36.5	36.7	36.7	36.8	36.8	36.8	36.8	37.2	37.3	37.5	37.6
Value / Share	$5.68	$5.66	$5.36	$6.04	$5.82	$5.45	$5.05	$4.09	$3.82	$3.57	$3.12	$2.87	$2.52	$1.98
Non-Insurance / Non-Mortgage Adj Equity	**142.5**	**148.7**	**140.1**	**167.7**	**160.1**	**146.1**	**133.4**	**97.7**	**87.2**	**78.1**	**60.1**	**51.6**	**38.4**	**18.5**

Note: In H1 '24 Tiptree invested 30mm of Non-Insurance capital into Fortegra leading to a 30mm increase in Insurance Capital and a 30mm decrease in Non-Insurance Capital
Tiptree paid dividends of 6.4mm from Q2-Q4 '22, 13.7mm in '23, 24.8mm in '24, 11.6mm in the first 3 quarters of '25